UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 2, 2019 (Date of earliest event reported)
REVA MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54192	33-0810505
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5751 Copley Drive, San Diego, CA	92111
(Address of principal executive offices)	(Zip Code)

(858) 966-3000
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 2, 2019, the Company entered into an amendment to that certain Exclusive License Agreement Number 2, dated July 1, 2010, as amended, by and between Rutgers, The State University of New Jersey and the Company (the “Amendment”) related to the composition and coating of the Company’s bioresorbable scaffolds and its other biomaterial products. The Amendment reduces the change of control payment provision to up to 4% of the total purchase price plus an additional 4% of amounts received above actual debt repayment to its creditors. The change of control payment will not exceed $10 million.

On April 2, 2019, Reva Medical, Inc. (the “Company”) entered into a Credit and Guaranty Agreement (the “Credit Agreement”) with Goldman Sachs International (the “Agent”) and the lenders listed therein (the “Lenders”), for a $3.8 million, Senior Secured Credit Facility (the “Loan”) to fund operations on an interim basis. The Facility is a Multi-Draw Term Loan Commitment pursuant to which the Company may draft upon the effective date $500,000, an additional $500,000 after April 1, 2019 and subsequent draws in the amounts set forth in the budget included in the Credit Agreement. The Loan accrues interest at a rate equal to LIBOR plus 15%, payable in cash at the end of each month.  The Loan has a maturity date of July 1, 2019.  The Credit Agreement contains customary events of default, customary affirmative and negative covenants and customary representations and warranties. In connection with the Credit Agreement, the Company will pay approximately $0.8 million in fees.

In connection with the Credit Agreement, on April 2, 2019, the Company also entered into a Pledge and Security Agreement with the Agent pursuant to which the Company granted to the Agent for the benefit of the Lenders, as collateral for the Loan, a first priority security interest in and continuing lien on all of the Company’s right, title and interest in, to and under all personal property of the Company.

The foregoing description of the terms of the Amendment, the Credit Agreement and the Pledge Agreement are qualified in their entirety by reference to the text of such document, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

On April 8, 2019 AEDT, the Company issued a press release announcing the Agreement and Amendment described above, which press release is attached hereto as Exhibit 99.1.

Item 9.01   Financial Statements and Exhibits.

(d)Exhibits.

Exhibit Number	Description
10.1	Amendment #5 dated April 2, 2019 to the Exclusive License Agreement Number 2, by and between Rutgers, The State University of New Jersey and the Company, dated July 30, 2018
10.2*	Credit and Guaranty Agreement by and between Goldman Sachs International, Various Lenders and the Company, dated April 2, 2019

10.3*	Pledge and Security Agreement by and between Goldman Sachs International, Various Lenders and the Company, dated April 2, 2019
99.1	Announcement entitled, “REVA Receives Interim Funding and Enters into an Amendment to License Agreement with Rutgers, The State University of New Jersey”

______________

* Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(b)(10)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

REVA Medical, Inc.

Date: April 7, 2019	/s/ Leigh F. Elkolli
Leigh F. Elkolli
Chief Financial Officer and Corporate Secretary